Exhibit 99.1

DAVE & BUSTER’S, INC. APPOINTS
KPMG LLP AS INDEPENDENT AUDITOR

DALLAS (September 3, 2010) Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes (the “Company”), today announced that effective September 2, 2010, the Audit Committee of the Board of Directors of the Company appointed KPMG LLP (“KPMG”) as the Company’s new independent registered public accounting firm for the fiscal year ending January 30, 2011.  During the Company’s two most recent fiscal years and subsequent interim period on or prior to September 2, 2010, the Company has not consulted with KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 57 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages.  Dave & Buster’s currently has stores in 24 states and Canada.  For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.